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                                  [EXHIBIT 11]

                         NORTH FORK BANCORPORATION, INC.

              COMPUTATION OF NET INCOME PER COMMON EQUIVALENT SHARE
                                  JUNE 30, 1999
                                   (UNAUDITED)

                                                                         THREE MONTHS ENDED            SIX MONTHS ENDED
                                                                   -----------------------------------------------------------
                                                                      JUNE 30,       JUNE 30,       JUNE 30,       JUNE 30,
                                                                        1999           1998           1999           1998
                                                                   -----------------------------------------------------------
Net Income                                                           $58,359,545    $50,895,586   $111,927,516    $58,272,074

Common Equivalent Shares:

Weighted Average Common Shares Outstanding                           139,289,004    141,316,444    138,793,944    139,904,910
Weighted Average Common Equivalent Shares                                915,541      1,146,034        896,528      1,243,764
                                                                   -----------------------------------------------------------
Weighted Average Common and Common Equivalent Shares                 140,204,545    142,462,478    139,690,472    141,148,674
                                                                   -----------------------------------------------------------

Net Income per Common Equivalent Share - Basic                             $0.42          $0.36          $0.81          $0.42
Net Income per Common Equivalent Share - Diluted                           $0.42          $0.36          $0.80          $0.41

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